Exhibit 10.3

You currently hold vested and/or unvested stock options granted to you under one or more of EQT Corporation’s (“Company’s”) long-term incentive plans. On May 10, 2011, the Compensation Committee approved an amendment to the terms of all of the Company’s outstanding stock options. The amendment provides that, upon an employee’s termination of employment for any reason other than for Cause (as defined below), vested options held on the date of termination remain exercisable for the remaining original term of the options.  Previously such options would have expired upon the optionee’s termination of service.

With respect to this amendment, “Cause” is defined as: (a) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of the employee’s duties, (b) willful and repeated failures to substantially perform assigned duties; or (c) a violation of any provision of the applicable stock option award agreement or express significant policies of the Company.  If the Company terminates an employee for Cause, the Company must give written notice to the employee not later than 30 days after such termination.

These terms and conditions are now applicable to your outstanding stock options and no further action is required of you at this time.  Please place a copy of this communication with your stock option award agreement(s) and feel free to contact me at (412) 553-[_____] if you have any questions.

Thanks

Bill

Bill Hahn

Executive Compensation Analyst

EQT Corporation

phone: 412-553-[____]

www.eqt.com